Exhibit 99.1

Media 100 Signs Term Sheet to Sell Company to Optibase Ltd.; Media 100 to Become Unit of Optibase with 844/X And Media 100 HD the Central Focus

    MARLBORO, Mass.--(BUSINESS WIRE)--March 1, 2004--Media 100 Inc. (OTCBB: MDEA.OB) announced today that the Company has executed a non-binding term sheet providing for the sale of substantially all of the assets of the Company to Optibase Ltd. This transaction will allow Media 100 to continue to develop, sell and support its 844/X editing-compositing systems, newly-introduced Media 100 HD system, Media 100 i, and other content design products.
    "Media 100 has created differentiated and valuable technology that we believe can flourish with the right backing," said Tom Wyler, Chief Executive Officer and Chairman of the Board of Optibase. "The advanced products that Media 100 has developed represent a growth opportunity for Optibase."
    "With an extremely strong balance sheet, Optibase gives Media 100 the financial wherewithal to continue engineering and marketing 844/X and Media 100 HD and compete aggressively in the market," said John Molinari, president and chief executive officer of Media 100. "The deal is timed well to support us just as we begin first shipments of our new 844/X Version 3 release and prepare to deliver our first implementation of 844/X technology on the Apple Power Mac G5 platform--Media 100 HD."
    This transaction is anticipated to be effected as part of a prepackaged bankruptcy. The term sheet specifies that Optibase intends to provide up to $1 million in a debtor-in-possession loan, and buy substantially all the assets of the Company for $2.5 million (less the amount of any debtor-in-possession funding advanced). It is anticipated that substantially all of the proceeds will be used to pay operating expenses and creditors, and it is unlikely that stockholders would receive any payment.
    The acquisition is subject to a number of contingencies, including negotiation and completion of final documentation and approval by the bankruptcy court. In the event the transaction is not completed, the Company may be required to cease operations.
    For more information on Media 100 Inc. please visit www.media100.com.
    For more information on Optibase Ltd. please visit www.optibase.com.

    Forward Looking Statements

    This press release includes "forward-looking statements." All statements other than statements of historical fact are statements that could be deemed forward-looking statements. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's most recent Quarterly Report on Form 10-Q. The Company does not undertake any obligation to update forward-looking statements made herein.

    About Media 100

    Media 100 develops award-winning advanced media systems for content design, enabling creative professionals to design highly evocative effects-intensive work on a personal computer. Creative artists and content design teams around the world use Media 100's Emmy Award-winning solutions. The Company is headquartered in Marlboro, Massachusetts. For more information, please visit www.media100.com.

    Media 100, the Media 100 logo and 844/X are registered trademarks of Media 100 Inc. All other products and brand names are trademarks or registered trademarks of their respective holders.

    www.media100.com

    CONTACT: Investor Relations Contact:
             Media 100 Inc.
             Steve Shea, 508-263-5200
             sshea@media100.com